                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 144/A*

              NOTICE OF PROPOSED SALE OF SECURITIES
      PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933
SEC USE ONLY
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DOCUMENT SEQUENCE NO.
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CUSIP NUMBER:
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WORK LOCATION
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ATTENTION:Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.
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1(a) NAME OF ISSUER (Please type or print)
     National R.V. Holdings, Inc.
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(b)IRS IDENT. NO.
     33-0371079
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(c)SEC FILE NO.
     0-22268
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(d)ADDRESS OF ISSUER     STREET          CITY     STATE    ZIP CODE
     3411 N. Perris Blvd. Perris, CA 92571
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(e)TELEPHONE NO.   AREA CODE     NUMBER
     (909) 943-6007
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2(a)NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD
     Siegler, Collery & Co. Employees' Savings and Profit Sharing Plan
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 (b) SOCIAL SECURITY NO. OR IRS IDENT. NO.
     13-3501265
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*Amendment No. 2 - This Form 144/A amends the Form 144 filed on November 3, 1998, as amended by Amendment No. 1 filed on October 23, 1998.

                       Page 1 of 5 Pages

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CUSIP No. 637277104                               Page 2 of 5 Pages
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 (c) RELATIONSHIP TO ISSUER
     None
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 (d) ADDRESS              STREET          CITY     STATE     ZIP CODE
     10 East 50th Street, New York, NY 10022
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INSTRUCTION:The person filing this notice should contact the issuer to obtain the IRS Identification Number and the S.E.C. File
Number.

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3(a)  (b)   SEC USE ONLY
Title of the     Name and Address of Each Broker
 Class of           Through Whom the Securities are   Broker-Dealer
 Securities          to be Offered or Each Market        File Number
 To Be Sold      Maker who is Acquiring the Securities
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Common Stock
$.01 par value        various
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(c)    (d)        (e)                 (f)        (g)Name of
Number of Shares   Aggregate   Number of Shares   Approxi-      Each
 or Other Units     Market      or Other Units      mate   Securities
  To Be Sold        Value         Outstanding   Date of Sale   Exchange
                                              (See instr.3(f)
(See instr.3(c) (See inst.3(d) (See inst.3(e) (MO  DAY  YR) (See instr.3(g)
---------------------------------------------------------------------------
    12,000        $261,000         10,192,755         10/23/98       Nasdaq
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===========================================================================
/TABLE

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CUSIP No. 637277104                               Page 3 of 5 Pages
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                      TABLE I - SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:


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                                                        Name of Person from
Title of      Date You    Nature of                    Whom Acquired
The Class     Acquired   Acquisition Transaction   (If gift, also give date
                                                       donor acquired)

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Common Stock    9/30/93       Purchase            Issuer (purchased in
$.01 par value                                    a registered public
                                                  offering)

                                                  Open market
                                                  transactions
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===========================================================================

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     Amount of                Date of
Securities Acquired            Payment             Nature of Payment
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 27,000                            various dates       Cash
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/TABLE

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CUSIP No. 637277104                          Page 4 of 5 Pages
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            TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuersold during the past 3 months by the person for whose account the securities are to be sold.

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Name and Address       Title of         Date of    Amount of        Gross
   of Seller        Securities Sold      Sale    Securities Sold   Proceeds
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The SC Fundamental       Common         7/24/98     105,525   $2,998,108
Value Fund, L.P.                        7/27/98
10 East 50th Street                     7/28/98
New York, NY 10022                      7/29/98
                                        7/30/98
                                        7/31/98
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SC Fundamental Value    Common          7/24/98      52,877   $1,497,296
Value BVI, Ltd.                         7/27/98
10 East 50th Street                     7/28/98
New York, NY 10022                      7/29/98
                                        7/30/98
                                        7/31/98
===========================================================================

Remarks:Table II excludes, as required by Rule 144(e)(3)(vii), sales of shares of the Issuer's Common Stock sold pursuant to an effective registration statement under the Securities Act of 1933, as amended.

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CUSIP No. 637277104                          Page 5 of 5 Pages
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ATTENTION:     The person for whose account the securities to which this
notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.



                                   Siegler, Collery & Co. Employees'
                                   Savings and Profit Sharing Plan


      11/6/98/s/                         Neil H. Koffler
-----------------------------      By:------------------------------
    (Date of Notice)                         (Signature)



The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.

Any copies not manually signed shall bear typed or printed signatures.

Attention: Intentional misstatements or omission of facts constituteFederal Criminal Violations (See 18 U.S.C. 1001).


128798

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CUSIP No. 637277104                     Page 5 of 5 Pages
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ATTENTION: The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.



                                   Siegler, Collery & Co. Employees'
                                   Savings and Profit Sharing Plan


     11/6/98
-----------------------------      By:------------------------------
    (Date of Notice)                         (Signature)



The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.

Any copies not manually signed shall bear typed or printed signatures.

Attention: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001).




1288891